Filed Pursuant to Rule 433

Registration No. 333-140954

August 24, 2007

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated August 23, 2007)

Issuer:	Georgia Power Company

Security:	Series 2007E 6.00% Senior Insured Monthly Notes due September 1, 2040

Ratings*:	Aaa/AAA/AAA (Moody’s/Standard & Poor’s/Fitch)

Size:	$250,000,000

Estate feature:	Begins September 1, 2012; aggregate annual limitation of $5 million

Coupon:	6.00%

Proceeds to Issuer:	96.85% of principal amount ($968.50 per note)

Expected Settlement Date:	August 30, 2007

Underwriter:	Edward D. Jones & Co., L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-0759 or Edward D. Jones & Co., L.P. at 1-800-441-2357.